     As filed with the Securities and Exchange Commission on May 15, 1997
                                                      Registration No. 333-_____

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         CAPSTEAD MORTGAGE CORPORATION
            (Exact name of registrant as specified in its charter)

               MARYLAND                              75-2027937
   (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)              Identification No.)

                           2711 NORTH HASKELL AVENUE
                                   SUITE 900
                             DALLAS, TEXAS  75204
                                (214) 874-2323
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                    1997 FLEXIBLE LONG TERM INCENTIVE PLAN
                           (Full title of the plan)

                               ANDREW F. JACOBS
                           2711 NORTH HASKELL AVENUE
                                   SUITE 900
                             DALLAS, TEXAS  75204
                                (214) 874-2350
           (Name, Address, Including Zip Code, and Telephone Number
                  Including Area Code, of Agent for Service)

     THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                                 DAVID BARBOUR
                            ANDREWS & KURTH L.L.P.
                            4400 THANKSGIVING TOWER
                                1601 ELM STREET
                              DALLAS, TEXAS 75201
                                (214) 979-4400

                                 _____________

                        CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                     Proposed Maximum     Proposed Maximum
      Title of Securities         Amount To Be        Offering Price          Aggregate           Amount of
       To Be Registered            Registered          Per Share (1)    Offering Price (1)(2)  Registration Fee
------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value    2,000,000 shares(3)     $23.75             $47,500,000           $14,393.94
============================================================================================================

(1) Calculated on the basis of the average of the high and low sales prices of the Registrant's Common Stock on May 14, 1997, as reported by the New York Stock Exchange, Inc.
(2) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c).
(3) Issuable in connection with stock-related awards available for grant under the Plan.

                                 _____________

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents heretofore filed by Capstead Mortgage Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1996, filed on March 14, 1997.

     2. Current Report on Form 8-K dated March 26 1997, filed on March 26, 1997.

     3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed on May 9, 1997.

     4. The description of the Common Stock contained in the Company's Registration Statement under Section 12 of the Securities Exchange Act of 1934 and all amendments and reports filed for the purpose of updating that description.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The information required by Item 4 is not applicable to this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the Common Stock offered hereby has been passed on for the Company by Andrews & Kurth L.L.P., Dallas, Texas. Andrews & Kurth L.L.P. will rely as to all matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland. Attorneys at Andrews & Kurth L.L.P. beneficially own approximately 45,600 shares of Common Stock and approximately 9,700 shares of the Company's $1.26 Cumulative Convertible Preferred Stock, Series B.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide for indemnification of directors to the full extent permitted by Maryland law, indemnification of officers who are also directors to the extent the Company shall indemnify its directors, and indemnification of officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.

     Section 2-418 of the Maryland General Corporation Law generally permits a Maryland corporation to indemnify any director made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of service in his capacity as a director, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. If the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. In addition, a director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct.

     Section 2-418 also provides that a court of appropriate jurisdiction may, upon application of a director and such notice as the court shall require, order indemnification if it determines that a director is entitled to reimbursement because the director has been successful on the merits or otherwise, in any such proceeding, in which case the director shall be entitled to recover the expenses of securing such reimbursement, or if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the applicable standards of conduct or has been adjudged liable in a proceeding charging improper personal benefit to the director. Indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged on the basis that personal benefit was improperly received shall be limited to expenses. The indemnification and advancement of expenses provided or authorized by Section 2-418 may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of the stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under Section 2-418 and, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract. Section 2-418 also provides that a corporation may purchase and maintain insurance against liabilities for which indemnification is not expressly provided by statute.

     The Company provides insurance from commercial carriers against certain liabilities incurred by the directors and officers of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     The information required by Item 7 is not applicable to this Registration Statement.

ITEM 8.  EXHIBITS.

     EXHIBIT                      DESCRIPTION
     -------                      -----------

       5.1 Opinion of Andrews & Kurth L.L.P. as to the legality of the Common Stock being offered
       5.2 Opinion of Piper & Marbury L.L.P. as to the legality of the Common Stock being offered
      23.1       Consent of Ernst & Young LLP
      23.2       Consent of Andrews & Kurth L.L.P. (incorporated in Exhibit 5.1)
      23.3       Consent of Piper & Marbury L.L.P. (incorporated in Exhibit 5.2)
      24.1 Power of Attorney (included on page II-4 of this Registration Statement)

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on the 15th day of May, 1997.


                              CAPSTEAD MORTGAGE CORPORATION



                              By:   /s/ Andrew F. Jacobs
                                 -----------------------------------------------
                                 ANDREW F. JACOBS
                                 Senior Vice President-Control and Treasurer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ronn K. Lytle, Andrew F. Jacobs and Julie A. Moore, and each and any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or all of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                      TITLE                       DATE
          ---------                      -----                       ----



     /s/ Ronn K. Lytle          Chairman, Chief Executive         May 15, 1997
-----------------------------   Officer, President and Director
         RONN K. LYTLE          (Principal Executive Officer)


     /s/ Andrew F. Jacobs       Senior Vice President - Control   May 15, 1997
-----------------------------   and Treasurer (Principal
         ANDREW F. JACOBS       Financial and Accounting Officer)


     /s/ Bevis Longstreth       Director                          May 15, 1997
-----------------------------
         BEVIS LONGSTRETH

     /s/ Paul M. Low            Director                          May 15, 1997
-----------------------------
         PAUL M. LOW



     /s/ Harriet E. Miers       Director                          May 15, 1997
-----------------------------
         HARRIET E. MIERS



     /s/ William R. Smith       Director                          May 15, 1997
-----------------------------
         WILLIAM R. SMITH



     /s/ John C. Tolleson       Director                          May 15, 1997
-----------------------------
         JOHN C. TOLLESON